Exhibit 10.15

United States

INVESTMENT TECHNOLOGY GROUP, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN
VARIABLE COMPENSATION STOCK UNIT AWARD PROGRAM SUBPLAN

20XX GRANT NOTICE (OpCo Performance-Based Awards)

Investment Technology Group, Inc. (the “Company”), pursuant to Section 6 of its Variable Compensation Stock Unit Award Program Subplan (the “Program”), hereby grants to you as a Participant under the Program, Stock Units representing a generally nontransferable right to receive one share of Company Stock with respect to each underlying Stock Unit at a specified future date (the “Grant”), subject to all of the terms and conditions as set forth herein, the Program and the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).1  Notwithstanding any provision of the Program, no Dividend Equivalents shall be credited on the Stock Units. All capitalized terms herein that are not otherwise defined shall have the meanings ascribed to such terms in the Program or Plan, as applicable.

Participant:
Date of Grant:
Number of Basic Units subject to Grant:

Vesting Schedule: The Basic Units subject to this Grant are designated as Performance-Based Units under the Program and are subject in all respects to the vesting provisions set forth in Section 6(c) of the Program.

The Basic Units subject to this Grant shall be divided into three equal annual installments, and each installment shall vest, if at all, on ______________, ______________ and ______________, based on the levels of Revenue and Pre-Tax Margin (each a “Performance Metric” as defined below and together, the “Performance Metrics”) achieved for each of the 20XX, 20XX and 20XX fiscal years (each a “Performance Year”), respectively, that ends immediately prior to the applicable vesting date,  if the Participant remains continuously employed by the Company or its Subsidiaries through, and is in Good Standing (as defined below) on, each applicable vesting date. Between January 1 and ___________ of the year following each Performance Year, the Compensation Committee of the Board of Directors (the “Board”), or any other committee appointed by the Board to administer the Program (the “Compensation Committee”), shall determine and certify the extent to which Basic Units have been earned and are eligible for vesting, if at all, based on the levels of Revenue and Pre-Tax Margin achieved for the applicable Performance Year.

The number of Basic Units set forth above is the number of Basic Units that may be earned and eligible for vesting based on achievement of the Performance Metrics in each Performance Year at levels that equal 100% in the payout matrix set forth below (the “Target Award”).2  The actual number of Basic Units that may be earned and eligible for vesting pursuant to this Grant may be greater or less than the Target Award, or even zero, and will be based on the level of the Performance Metrics achieved in each Performance Year in accordance with the following payout matrix.

Pre-Tax Margin	Payout Matrix (%)

Revenue ($m)

1 The Plan, Plan prospectus, and Program are available on ITG Exchange. In addition, paper copies of the Plan, Plan prospectus and Program are available upon request by contacting the Legal Department of the Company at ITG_Legal.

2 For illustrative purposes only, if Revenue and Pre-Tax Margin in each Performance Year are $X and X%, respectively, 100% of the Basic Units set forth above will be earned and eligible for vesting, subject to the continued employment and Good Standing requirements noted above.

If actual results for the Performance Metrics fall between the specified performance levels set forth in the payout matrix, the actual number of Basic Units that may vest on the applicable vesting date will be determined by equally weighting the interpolated payout percentage for each Performance Metric.3  Failure to achieve the threshold performance level for either of the Performance Metrics will result in no Basic Units vesting as of the applicable vesting date and in no event will the number of Basic Units vesting as of the applicable vesting date exceed 200% of the Basic Units subject to the applicable annual installment.4

For purposes of this Grant, (i) “Good Standing” means the Participant is actively employed by the Company or its Subsidiaries on the applicable date and has not given a notice of resignation to, or received a notice of termination from, the Company or any of its Subsidiaries prior to such date, (ii) “Revenue” means all revenues generated by the Company for the relevant Performance Year (adjusted to exclude unique and/or non-operating items in accordance with the Company’s historical practices, such as gains and losses on divestitures, and the impact on revenues of certain acquisitions or divestitures as determined by the Compensation Committee) and (iii) “Pre-Tax Margin” means the percentage determined by dividing the pre-tax income of the Company for the relevant Performance Year (adjusted to exclude unique and/or non-operating  items such as acquisitions, divestitures, restructuring charges, large write-offs, asset impairments, significant charges associated with litigation or regulatory matters together with related expenses or items outside of management’s control, in accordance with the Company’s historical practices and as determined by the Compensation Committee) by Revenue.

Settlement: The Participant shall receive shares of Company Stock in settlement of the Basic Units in accordance with the terms of the Program, subject to the collection of applicable taxes in connection with the issuance of Company Stock.

Violation of Code of Conduct; Financial Restatement; Forfeiture of Unvested Basic Units:  If, prior to the date the Basic Units otherwise become vested in accordance with the vesting schedule set forth above (i) the Participant materially breaches the Company’s Code of Business Conduct and Ethics, as such material breach is determined by the Compensation Committee, in its sole discretion, or (ii) the Company is required to prepare a restated financial statement that is filed with an external regulator because of material noncompliance of the Company with any financial reporting requirement, whether or not such restatement involves misconduct of the Participant, then the Compensation Committee may determine, in its sole discretion, that the Basic Units shall cease to vest effective as of the date of the material breach or the date on which the Company is notified of such requirement, as applicable, in each case, subject to compliance with applicable law.

Recoupment Policy:  You agree that you will be subject to any compensation clawback or recoupment policies that may be applicable to you as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Compensation Committee, whether or not approved before or after the Date of Grant.

Acknowledgements: You acknowledge receipt of this Grant Notice, the Program, the Plan and the Plan prospectus.1  You further acknowledge that this Grant is made under, and governed by the terms and conditions of, the Plan and the Program except as otherwise set forth herein, and you agree to be bound by such terms. The Compensation Committee has the authority to interpret and construe this Grant pursuant to the terms of the Program and the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

INVESTMENT TECHNOLOGY GROUP, INC.		PARTICIPANT

By:	By:
Name:	Name:
Title:	Date:
Date:

3 For illustrative purposes only, if Revenue and Pre-Tax Margin for the 20XX Performance Year were $X and X%, respectively, the payout level would be determined by interpolating between performance levels of X% and X%, for a payout percentage of X% for the applicable installment.

4 For illustrative purposes only, assume you were granted 100 Basic Units. If (a) Revenue and Pre-Tax Margin for each Performance Year were $X and X%, respectively, 200 Basic Units would vest in total over the course of the term of the award, (b) Revenue and Pre-Tax Margin for each Performance Year were $X and X%, respectively, 50 Basic Units would vest in total over the course of the term of the award and (c) Revenue or Pre-Tax Margin for each Performance Year were less than $X or less than X%, respectively, no Basic Units would vest.  For the avoidance of doubt, vesting in (a) and (b) is subject to the continued employment and Good Standing requirements noted above.